EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
December 15, 2014	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO)	(252) 940-4936
	Scott McLean (CFO)	(252) 940-5016
Website: www.firstsouthnc.com

First South Bank Adds Nine Locations in North Carolina

Washington, North Carolina – First South Bancorp, Inc. (the "Company") (NASDAQ:FSBK), the parent holding company of First South Bank (the "Bank"), announced today that the Bank has completed its acquisition of nine branch banking operations in eastern and central North Carolina from Bank of America Corporation. The branch offices are located in Elizabethtown, Goldsboro, Kenansville, Kinston, Kitty Hawk, Morehead City, Mount Olive, Wallace and Wilson, North Carolina.

The purchase was finalized and the branches were converted to First South Bank branches during the weekend of December 12-14 and opened for business as First South Bank branches Monday morning, December 15th. The new First South Bank branches will be staffed by the same friendly people who customers have come to know and trust. Now that the conversion is complete, they will be in a better position to meet the financial needs of both business and consumer customers in each of these communities.

Bruce Elder, President and CEO of First South Bank commented, “We are very excited to welcome the new customers, employees and communities into our First South Bank family. These nine new branches are located in the heart of our existing footprint and we look forward to the opportunity to provide youfirst banking experiences to all our new and existing customers and become good corporate partners in these communities.”

For more information about First South Bank, customers can call 1-888-993-7664 or visit www.firstsouthnc.com.

About First South Bank

First South Bank has been serving the citizens of eastern and central North Carolina since 1902. The Bank has a rich history of serving the communities in which it operates by offering a wide array of financial products and services through both high tech and high touch channels. These include equipment leasing through First South Leasing, as well as securities brokerage services offered by First South Wealth Management through an affiliation with an independent broker/dealer. The Bank currently operates through its main office headquartered in Washington, North Carolina, and has 35 full service branch offices located throughout eastern and central North Carolina.

First South Bancorp, Inc. investor relations and financial information may be accessed on its website at www.firstsouthnc.com. The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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